Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201
______

TRUSTEES:	Telephone (214) 969-5530	OFFICERS:
MAURICE MEYER III		TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER
DAVID E. BARRY

Texas Pacific Land Trust Announces Fourth Quarter 2018 Financial Results
DALLAS, TX (January 31, 2019) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the fourth quarter ended December 31, 2018.
Results for the fourth quarter of 2018:

•	Net income of $62.7 million, or $8.06 per Sub-share Certificate, for the fourth quarter of 2018, compared with $24.6 million, or $3.14 per Sub-share Certificate, for the fourth quarter of 2017.

•	Revenues of $93.2 million for the fourth quarter of 2018, compared with $40.0 million for the fourth quarter of 2017.

•
Increases of 177.0% in water sales and royalty revenue, 135.8% in oil and gas royalty revenue and 17.0% in easements and sundry income for the fourth quarter of 2018, compared with the fourth quarter of 2017.

Results for the year ended December 31, 2018:

•
Net income of $209.7 million, or $26.93 per Sub-share Certificate, for the year ended December 31, 2018, compared with $97.2 million, or $12.38 per Sub-share Certificate, for the year ended December 31, 2017.

•	Revenues of $300.2 million for the year ended December 31, 2018, compared with $154.6 million for the year ended December 31, 2017.

•
Increases of 150.3% in water sales and royalty revenue, 112.0% in oil and gas royalty revenue (144.2% excluding the arbitration settlement with Chevron U.S.A., Inc. (the “Chevron Settlement”) in September 2017) and 26.8% in easements and sundry income for the year ended December 31, 2018, compared with the year ended December 31, 2017.

Further details for the fourth quarter of 2018:
Oil and gas royalty revenue was $35.8 million for the fourth quarter of 2018, compared with $15.2 million for the fourth quarter of 2017, an increase of 135.8%. Crude oil and gas production subject to the Trust’s royalty interests increased 98.5% and 225.0%, respectively, in the fourth quarter of 2018 compared to the fourth quarter of 2017. In addition, the prices received for crude oil production increased 15.4% in the fourth quarter of 2018 compared to the same quarter of 2017 while prices received for gas production decreased 21.2% over the same time period.
Easements and sundry income was $21.9 million for the fourth quarter of 2018, an increase of 17.0% compared with the fourth quarter of 2017 when easements and sundry income was $18.7 million. This increase resulted primarily from an increase in pipeline easement income and lease rental income, partially offset by a decrease in permit income and material sales for the fourth quarter of 2018 compared to the fourth quarter of 2017. Pipeline easement income increased $4.3 million in the fourth quarter of 2018 compared to the same quarter of 2017.
Water sales and royalty revenue was $16.5 million for the fourth quarter of 2018, an increase of 177.0% compared with the fourth quarter of 2017 when water sales and royalty revenue was $6.0 million.
Revenue from the sale of oil and gas royalty interests was $18.9 million for the fourth quarter of 2018. The Trust sold nonparticipating perpetual royalty interests in approximately 812 net royalty acres for an average price of approximately $23,234 per net royalty acre.
Further details for the year ended December 31, 2018:
Oil and gas royalty revenue was $123.8 million for the year ended December 31, 2018, compared with $58.4 million for the year ended December 31, 2017, an increase of 112.0% (144.2% excluding the $7.7 million Chevron Settlement received in September 2017). Crude oil and gas production subject to the Trust’s royalty interests increased 110.0% and 178.5%, respectively, in the year ended December 31, 2018 compared to the year ended December 31, 2017. In addition, the prices received for crude oil production increased 21.6% in the year ended December 31, 2018 compared to the year ended December 31, 2017, while prices received for gas production decreased 24.2% over the same time period. The changes in production and price for the year ended December 31, 2018 compared to the year ended December 31, 2017 exclude the effect of the Chevron Settlement.
Easements and sundry income was $88.7 million for the year ended December 31, 2018, an increase of 26.8% compared with the year ended December 31, 2017 when easements and sundry income was $70.0 million. This increase resulted primarily from increases in pipeline easement income, lease rental income and permit income for the year ended December 31, 2018 compared to the same period of 2017. Pipeline easement income increased $8.0 million for the year ended December 31, 2018 compared to the same period of 2017.

Water sales and royalty revenue was $63.9 million for the year ended December 31, 2018, an increase of 150.3% compared with the year ended December 31, 2017 when water sales and royalty revenue was $25.5 million.
Revenue from the sale of oil and gas royalty interests was $18.9 million for the year ended December 31, 2018. The Trust sold nonparticipating perpetual royalty interests in approximately 812 net royalty acres for an average price of approximately $23,234 per net royalty acre.
Land sales revenue was $4.4 million for the year ended December 31, 2018. The Trust sold approximately 171 acres of land for an average price of approximately $25,464 per acre. Land sales revenue was $0.2 million for the year ended December 31, 2017.

Texas Pacific Land Trust is not a REIT.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS – UNAUDITED

(dollars in thousands, except share and per share amounts)
	Three Months Ended December 31,
	2018	2017
Oil and gas royalties	$35,756	$15,166
Easements and sundry income (1)	21,894	18,710
Water sales and royalties	16,485	5,952
Sale of oil and gas royalty interests	18,875	—
Land sales	74	—
Other operating income	117	129
Total income	$93,201	$39,957

Income taxes	$15,599	$11,835
Net income	$62,680	$24,620
Net income per Sub-share Certificate — basic and diluted	$8.06	$3.14
Weighted average number of Sub-share Certificates outstanding during period	7,771,950	7,828,261

(dollars in thousands, except share and per share amounts)
	Year Ended December 31,
	2018	2017
Oil and gas royalties	$123,834	$58,418
Easements and sundry income (1)	88,739	69,957
Water sales and royalties	63,913	25,536
Sale of oil and gas royalty interests	18,875	—
Land sales	4,367	220
Other operating income	492	503
Total income	$300,220	$154,634

Income taxes	$52,014	$47,830
Net income	$209,736	$97,231
Net income per Sub-share Certificate — basic and diluted	$26.93	$12.38
Weighted average number of Sub-share Certificates outstanding during period	7,787,407	7,854,705

(1)
We adopted Accounting Standards Update (“ASU”) No. 2014-09, “Revenue Recognition (Topic 606): Revenue from Contracts with Customers” on January 1, 2018 using the full retrospective method which required us to restate previously reported results as though the standard had always been in effect. Upon adoption of ASU 2014-09, we no longer defer revenue on our term easements.